EXHIBIT 10.9

Confidential

Paul Gothard
145 Grand Avenue
Surbiton
KT5 9HY

28 March 2007

Dear Paul,

Appointment as Chief Financial Officer

This letter summarises key terms and conditions that apply to your employment as Project Manager for Flex Fuels Energy Limited (Flex Fuels). Your appointment is conditional on the Flex Fuels receiving the sum of $US11.8 million in new investment funding by way of the acquisition agreement it has entered into with Malibu Minerals Inc (“Malibu”).

You will be entitled to receive a salary (including benefits) of £90,000 per annum (paid monthly) from which Flex Fuels will deduct taxes as required by law. In addition to this Flex Fuels offers you a bonus in the form of shares.

In your role, you will report to the Chief Executive Officer. However, it is anticipated you will also operate in close liaison with other Executive Directors in a team-based approach to implement Flex Fuel’s objectives.

You will be required to complete a detailed Role Profile and agree Key Performance Indicators.

The Board have agreed to incorporate the following equity incentive into your package subsequent to completion of the Malibu (these are shares in Malibu and as such we cannot formally offer this incentive until which time Completion occurs):

•	65,000 shares in Malibu.

•	The shares would be awarded on the basis that you accurately file returns in line with the company’s SEC requirements and based on the information available to you.

•
The shares would be issued after filing three quarterly returns and one annual return (or in the unlikely event that the returns are not required to be filed in any given quarter the shares will be issued within 15 months of your employment) after satisfactory performance as judged by the Board.

•	The shares will not be able to be traded for 18 month from issuance.

The above offer of shares is conditional upon Flex Fuels having access to shares that are traded on a recognised exchange. As you are aware Flex Fuels is currently completing a funding and acquisition agreement with Malibu.

The above offer is made in lieu of the Long Term Employee Incentive Plan (“LTIP”) which all other employees of Flex Fuels will be participating. One of your responsibilities will be to establish the LTIP in your first year with Flex Fuels. We will revisit your participation within the LTIP on or around your first anniversary with Flex Fuels.

This agreement is made in the United Kingdom and shall be subject to the laws thereof. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render unenforceable any other provision of this letter.

Further terms of employment including but not limited to confidentiality, conflict of interest and intellectual property are detailed in the Employment Agreement to be executed simultaneously with the acceptance of the terms of this letter. Should the terms of the attached Employment Agreement and this letter conflict then the terms of the Employment Agreement will prevail.

* * * * *

To confirm your acceptance of the terms and conditions set out in this letter please sign both at the bottom and return a copy to me and retain one copy for your own records.

Yours sincerely
/s/ Gordon Ewart

Gordon Ewart
for and on behalf of Flex Fuels Energy Limited

Name:  Paul Gothard

Job title: Chief Financial Officer

I accept the terms of employment set out in this letter: ____/s/ Paul Gothard_____________